Exhibit 99.1

Hercules Technology Growth Capital Announces Fiscal Year 2010 Financial Results and Declares a 10% Quarterly Cash Dividend Increase to $0.22

  Record year for total commitments of approximately $523.0 million, up 179% from 2009
  Total investment portfolio over $472.0 million, up 26% from 2009
  Fourth quarter NII of approximately $9.5 million, up 16% from Q3
  DNOI of approximately $10.2 million, up 15% from Q3
  Completed $71.9 million capital raise
  Strong liquidity position with over $232.0 million available at end of Q4

PALO ALTO, Calif.--(BUSINESS WIRE)--March 3, 2011--Hercules Technology Growth Capital, Inc. (NASDAQ: HTGC), the leading specialty finance company devoted to addressing the capital needs of venture capital and private equity-backed technology-related companies, including clean technology, life sciences and lower middle market companies at all stages of development, announced today its financial results for the fourth quarter and year ended December 31, 2010.

Fourth Quarter 2010 Highlights:

  Originated approximately $123.0 million in total commitments to new and existing portfolio companies, up 242% from the fourth quarter of 2009.
  Funded approximately $97.1 million for the fourth quarter. Net fundings excluding restructurings were $96.0 million, up 438% compared to approximately $18.0 million in the fourth quarter of 2009.
  Received approximately $35.0 million in principal repayments, comprised of normal principal repayments, early repayments and pay downs on working capital lines of credit.
  Increased total investment income during the fourth quarter by 12% to approximately $17.5 million, compared to $15.6 million for the third quarter of 2010.
  Increased net investment income, or “NII”, during the fourth quarter by 16% to approximately $9.5 million, compared to $8.1 million in the third quarter of 2010. Net investment income per share was $0.24 on 38.9 million outstanding shares for the fourth quarter of 2010, compared to $0.23 per share on 35.2 million outstanding shares in the third quarter of 2010.
  Increased distributable net operating income, or “DNOI”, by approximately 15% to $10.2 million compared to $8.9 million in the third quarter of 2010. DNOI per share was $0.26 for the fourth quarter, compared to $0.25 per share in the previous quarter.
  Total investment assets increased 26.0% year over year to approximately $472.0 million as of December 31, 2010, compared to $375.0 million as of December 31, 2009.

  Increased the dividend by 10% and declared twenty-second consecutive dividend since inception of $0.22 per share, payable on March 24, 2011, to shareholders of record as of March 10, 2011.

2010 Highlights:

  Originated approximately $523.0 million in total commitments to new and existing portfolio companies, $355.0 million of which was to new companies, up 180% compared to $187.0 million in total commitments for 2009.
  Funded approximately $401.1 million in 2010. Net fundings excluding restructurings were $322.0 million for 2010, up 241% from the prior year.
  Received approximately $196.0 million of principal repayments, including $114.5 million of early principal repayments, $26.0 million in working capital pay-downs, and $55.5 million in scheduled principal repayments.
  Ended 2010 with total unfunded debt commitments of approximately $117.0 million.
  Generated net investment income of approximately $30.1 million, or $0.82 per share on 36.2 million basic shares outstanding.
  Recorded DNOI of approximately $32.8 million, or $0.91 per share on 36.2 million average outstanding shares for the full year 2010.
  Finished 2010 in a strong liquidity position with approximately $232.0 million in available liquidity, including $107.0 million in cash, $55.0 million in SBA commitments, and $70.0 million in credit facilities.

“In 2010 Hercules transitioned to growth mode, increasing our earning assets while improving overall credit quality and enhancing our liquidity position,” said Manuel A. Henriquez, president and CEO of Hercules.”The combination of strengthening investment activity among VC’s, particularly in technology and cleantech sectors, and an improving outlook for the IPO market positions us well for accelerated growth in 2011. This should translate into increased earnings and dividends for our shareholders as the year progresses.”

Fourth Quarter Review and Operating Results

Investment Portfolio

As of December 31, 2010, over 97% of the Company’s debt investments were in a senior secured first lien position, and more than 81% of the debt investment portfolio was priced at floating interest rates or floating interest rates with a LIBOR floor.

Hercules entered into closed commitments to provide debt financing of approximately $123.0 million, including $89.0 to new companies and $34.0 million to existing portfolio companies in the fourth quarter. Net fundings excluding restructurings were approximately $96.0 million to new and existing portfolio companies during the quarter..

Hercules received approximately $35.0 million of principal repayments, including $22.7 million of early principal repayments, $1.5 million in working capital pay-downs, and $10.8 million in scheduled principal payments in the fourth quarter.

A break-down of the total investment portfolio by category, year over year, is highlighted below:

(at Fair Value, in $ Millions)
Period	Q4 2010	Q4 2009	Change ($	)	Change %

Interest Earning Debt Investments
Loans	$401.7	$325.1	$76.6		23.6%

Non-Interest Earning Equity
Equity Investment	$46.7	$35.1	$11.6		33.2%
Warrant Portfolio	$23.7	$14.5	$9.2		63.9%

Total Investment Assets	$472.1	$374.7	$97.4		26.0%

Unfunded Commitments

As of December 31, 2010, Hercules had unfunded debt commitments of approximately $117.0 million. Since these commitments may expire without being drawn upon, unfunded commitments do not necessarily represent future cash requirements or future earning assets for Hercules.

Signed Term Sheets

Hercules finished 2010 with approximately $92.0 million in signed non-binding term sheets with 8 companies, which generally convert to contractual commitments in approximately 45 to 60 days of signing. Non-binding outstanding term sheets are subject to completion of Hercules’ due diligence and final approval process as well as negotiation of definitive documentation with the prospective portfolio companies. It is important to note that not all non-binding term sheets are expected to close and do not necessarily represent future cash requirements. Closed commitments generally fund 70-80% of the committed amount in aggregate over the life of the commitment.

Gains and Losses

During the fourth quarter, Hercules recorded net realized and unrealized gains of approximately $2.4 million, comprised of which $11.2 million of net realized losses from its loan, warrant and equity investments and approximately $13.6 million of net unrealized appreciation from its loans, warrant and equity investments related to fair value accounting and overall public stock holding performance.

Portfolio Effective Yield

The effective yield on the Company’s debt portfolio investments during the quarter was 17.7%, significantly higher than the third quarter of 2010 yield of 16.2%, primarily impacted by the early payoff of one clean technology company in the fourth quarter of 2010. Excluding the early payoff, the effective yield was 15.8%. The effective yield is derived by dividing total income by the weighted average earning assets during the quarter which exclude non-interest earning assets such as warrants and equity investments.

Existing Warrants Portfolio and Potential Future Gains

Hercules held warrant positions in approximately 91 portfolio companies, with a fair value of approximately $23.7 million at December 31, 2010, up 63.9% as compared to approximately $14.5 million at December 31, 2009. If exercised, these warrant holdings at December 31, 2010, would require Hercules to invest an approximate additional $65.0 million. Warrants may appreciate or depreciate in value depending largely upon the underlying portfolio company’s performance and overall market conditions. However, these warrants may not appreciate in value and, in fact, may decline in value, potentially rendering some of these warrants worthless.

As of December 31, 2010, Hercules had warrants in four (4) companies which had filed initial public offering, or “IPO”, registration statements, one of which, Pacira Pharmaceuticals, Inc, completed its IPO in February 2011.

Income Statement

Total investment income in the fourth quarter of 2010 was approximately $17.5 million compared to approximately $16.7 million in the fourth quarter of 2009, due to higher average balance of interest earning investments and one-time fees related to early payoffs. The loan portfolio increased by approximately $77.0 million year-over-year as the Company accelerated its investment pace in 2010.

Interest expense and loan fees driven by borrowing activities were approximately $2.7 million during the fourth quarter of 2010 as compared to $2.4 million in the fourth quarter of 2009, attributed primarily to higher outstanding balances on our SBA debentures. Hercules had a weighted average debt balance outstanding during the quarter of approximately $161.0 million, all of which were SBA debentures.

Total operating expenses excluding interest expense and loan fees for the fourth quarter of 2010 was $5.4 million, as compared to $4.9 million for the fourth quarter of 2009. This increase was primarily attributed higher compensation expenses based on higher headcount and stock-based compensation.

Net realized losses of approximately $11.2 million in the fourth quarter of 2010 is due to the reclassification of loans, equities, and warrants primarily from three portfolio companies that had been recognized as unrealized losses in the third quarter. During the quarter we realized gains of approximately $0.3 million, primarily from earn-out distributions related to our equity investment in a medical device company that was acquired in 2009, which offset a portion of the realized losses.

Cumulative net realized losses on investments since October 2004 totals $54.5 million. When compared to total commitments of approximately $2.1 billion over the same period, the net realized loss represents approximately 2.6% of total commitments, or an annualized loss rate of approximately 41 basis points.

Net unrealized gains during the quarter were approximately $13.6 million, $1.7 million of which is related to net changes in loan values, $7.0 million of net increases in equity values, $2.5 of net increases in the fair value of the warrant portfolio, and $2.4 million of other assets.

NII

NII for the fourth quarter of 2010 was approximately $9.5 million, compared to $8.1 million in the third quarter of 2010 and $9.4 million in the fourth quarter of 2009. The increase was primarily attributed to higher interest earned on debt investments as previously highlighted. NII per share for the fourth quarter of 2010 was $0.24 based on 38.9 million basic shares outstanding, compared to $0.23 per share based on 35.2 million basic shares outstanding in the third quarter 2010 and $0.27 per share based on 35.1 million basic shares outstanding in the fourth quarter of 2009.

DNOI

DNOI for the fourth quarter was approximately $10.2 million or $0.26 per share, as compared to $8.9 million, or $0.25 per share in the third quarter of 2010 and $9.8 million, or $0.28 per share in the fourth quarter of 2009, on lower outstanding shares in these prior periods. DNOI measures Hercules’ operating performance exclusive of employee stock compensation, which represents expense to the Company but does not require settlement in cash. DNOI does include paid-in-kind, or “PIK”, and back-end fees that generally are not payable in cash on a regular basis but rather at investment maturity. Hercules believes disclosing DNOI and the related per share measures are useful and appropriate supplements and not alternatives to GAAP measures for net operating income, net income, earnings per share and cash flows from operating activities.

Dividends

The Board of Directors increased the quarterly dividend by 10.0% and declared a cash dividend of $0.22 per share that will be payable on March 24, 2011 to shareholders of record as of March 10, 2011. This dividend would represent the Company’s twenty-second consecutive dividend declaration since its initial public offering, bringing the total cumulative dividend declared to date to $6.03 per share.

Hercules’ Board of Directors maintains a variable dividend policy with the objective of distributing four quarterly distributions in an amount that approximates 90-100% of our taxable quarterly income or potential annual income for a particular year. In addition, at the end of the year, we may also pay an additional special dividend or fifth dividend; such that we may distribute approximately all of our annual taxable income in the year it was earned, while maintaining the option to spill over our excess taxable.

The determination of the tax attributes of the Company's distributions is made annually as of the end of the Company's fiscal year based upon its taxable income for the full year and distributions paid for the full year. Therefore, a determination made on a quarterly basis may not be representative of the actual tax attributes of its distributions for the full year. The tax attributes of the Company’s distributions for the year ended December 31, 2010 were paid 100% from earnings and profits. There can be no certainty to shareholders that the 2010 determination is representative of what the tax attributes of the Company’s 2011 distributions to shareholders will actually be. The Company's distributions are intended to be paid from taxable income.

Share Repurchases

In February 2011, the Board of Directors approved extending Hercules’ share repurchase program through August 2011. During the fourth quarter of 2010 the Company did not repurchase shares of its common stock.

Liquidity and Capital Resources

The Company ended the fourth quarter with approximately $232.0 million in liquidity including $107.0 million in cash, $55.0 million in SBA commitments, and $70.0 million in credit facilities.

In November 2010, Hercules completed a follow-on public offering of approximately 7.2 million shares of common stock for gross proceeds of approximately $71.9 million. The Company expects to use the net proceeds to fund Company growth.

As of December 31, 2010, Hercules did not have any outstanding borrowings under either of its credit facilities with Wells Fargo or Union Bank. Hercules has a committed credit facility with Wells Fargo for approximately $50.0 million in initial credit capacity under a $300.0 million accordion or expandable credit facility as other additional lenders may be added to the facility over time to reach the total credit facilities potential of up to $300.0 million. There can be no assurances that additional lenders will join the credit facility. Under the Union Bank credit facility Hercules has access to $20.0 million. The Company continues to be in discussions with various potential lenders. See subsequent events discussion for further details on recent financing activities in Q1 2011.

Pricing under the Wells Fargo and Union Bank credit facilities are LIBOR+3.25% with a floor of 5.0%, and LIBOR+2.25% with a floor of 4.0%, respectively.

As of December 31, 2010, the Company had approximately $170.0 million drawn under the SBIC program, as part of its total debenture commitment of $225.0 million. The Company has approximately $55.0 million of remaining availability under the SBA commitment, subject to compliance with SBA regulations.

The Company had a weighted average cost of debt comprised of interest and fees of approximately 6.27% at December 31, 2010, versus 6.20% during the third quarter.

At December 31, 2010, our adjusted BDC leverage was 0.0% which excludes all SBIC debentures based on our existing exemptive order from the SEC which allows us to exclude all SBIC leverage for the BDC leverage test. Total leverage including our SBIC debentures is approximately 41.0% at December 31, 2010.

Based on Hercules' existing stockholders' equity coupled with the Company’s ability to exclude all if its SBA leverage (SBIC debentures) from its 200% asset coverage ratio, the Company has the potential to leverage its balance sheet up in excess of $600 million. However, there are no assurances that we may be able to find additional lenders to extend or provide additional credit facilities to fully utilize the Company’s available borrowing capacity or expand its existing credit facilities.

Net Asset Value

At December 31, 2010, the Company’s net assets were approximately $413.0 million up 12.6% compared to $367.0 million as of December 31, 2009.

As of December 31, 2010, net asset value per share was $9.50 on 43.4 million outstanding shares, compared to $9.36 on 36.2 million outstanding shares on September 30, 2010. The increase in NAV per share was primarily attributable to the net increase in operating earnings for the quarter and the accretive capital raise completed in the fourth quarter.

Portfolio Asset Quality and Diversification

As of December 31, 2010, grading of the debt portfolio at fair value, excluding warrants and equity investments, was as follows:

Grade 1	$65.7 million or 16.4% of the total portfolio

Grade 2	$232.6 million or 57.9% of the total portfolio

Grade 3	$90.9 million or 22.6% of the total portfolio

Grade 4	$8.9 million or 2.2% of the total portfolio

Grade 5	$3.6 million or 0.9% of the total portfolio

At December 31, 2010, the weighted average loan grade of the portfolio was 2.22 on a scale of 1 to 5, with 1 being the highest quality, compared with 2.34 as of September 30, 2010 and 2.71 as of December 31, 2009. Hercules’ policy is to generally adjust the grading down on its portfolio companies as they approach the need for additional equity capital.

Hercules’ portfolio diversification as of December 31, 2010 was as follows:

  20.4% in software companies
  13.8% in communications and networking companies
  13.4% in specialty pharmaceutical companies
  11.2% in drug discovery companies
  9.5% in consumer and business products companies
  7.5% in drug delivery companies
  5.5% in clean technologies
  5.4% in therapeutics companies
  3.2% in diagnostic companies
  2.3% in information services companies
  2.1% in surgical devices companies
  1.7% in electronic & computer hardware companies
  1.6% in internet consumer & business services companies
  1.3% in biotechnology tools companies
  0.7% in semiconductor companies
  0.5% in media/content/info companies

Subsequent Events

1. As of March 1, 2011, Hercules has:

a. Closed commitments of approximately $42.0 million to new portfolio companies, excluding $0.4 million of restructurings, and funded approximately $46.0 million since the close of the fourth quarter.

b. Pending commitments (signed term sheets) of approximately $128.0 million.

The table below summarizes our year-to-date closed and pending commitments as follows:

Closed Commitments and Pending Commitments (in millions)
Q1-11 Closed Commitments (as of 3-1-2011) (a,b)	$42.0
Pending Commitments (as of 3-1-2010)(c)	$128.0
Total 2011 Closed and Pending Commitments	$170.0

Notes:

a. Closed commitments exclude $0.4 million of existing credit restructures and renewals.

b. Not all Closed Commitments result in future cash requirements. Commitments generally fund over the two succeeding quarters from close.

c. Not all pending commitments (signed non-binding term sheets) are expected to close and do not necessarily represent any future cash requirements.

2. In January 2011, Hercules’ portfolio company Infologix, a leading provider of enterprise mobile solutions for the healthcare and commercial industries, completed the sale of all of its shares to Stanley Black & Decker, Inc. (NYSE: SWK). The transaction was valued at approximately $61.2 million prior to transaction fees, closing costs, and working capital adjustments. In connection with the sale, Hercules expects to realize a net gain of approximately $8.0-$8.5 million in the first quarter of 2011, representing an internal rate of return above 30% on Hercules’ investment in Infologix.

3. In February 2011, Union Bank extended its $20 million commitment to Hercules through July 31, 2011. Pricing of credit facility is LIBOR +2.25% with a floor of 4.0%, an advance rate of 50% against eligible loans, and secured by loans in the borrowing base.

4. In January 2011, Hercules repaid $25 million of SBA debentures under its first license, priced at 6.63%, including annual fees. In February, Hercules submitted a request to the SBA to re-borrow the $25 million under a new capital commitment. Based on the pricing from the last sale of SBA debentures in September 2010 of 3.215%, the Company anticipates potentially reducing its cost of debentures by approximately 2.5% to 3.0% on the new $25 million commitment upon draw down.

5. In February 2011, portfolio company Pacira, an emerging specialty pharmaceutical company focused on the development, commercialization and manufacture of novel pharmaceutical products, priced its initial public offering (“IPO”) on Nasdaq-GM under the symbol (“PCRX”).

6. In February 2011, Hercules sold part of its equity position in portfolio company Kamada (Tel Aviv: KMDA.TA), a publicly traded Israeli-based biopharmaceutical company, and expects to recognize a realized gain of approximately $1.2 million in Q1 2011.

Conference Call

Hercules has scheduled its 2010 fourth quarter financial results conference call for March 3, 2011 at 2:00 p.m. PST (5:00 p.m. EST). To listen to the call, please dial (877) 304-8957 or (408) 427-3709 approximately 10 minutes prior to the start of the call. A taped replay will be made available approximately two hours after the conclusion of the call and will remain available for one week. To access the replay, please dial (800) 642-1687 or (706) 645-9291 and enter passcode 37003494.

About Hercules Technology Growth Capital, Inc.:

Hercules Technology Growth Capital, Inc. is a NASDAQ traded specialty finance firm providing customized loans to public and private technology-related companies, including clean technology, life science and lower middle market companies at all stages of development. Since its founding in 2003, Hercules has committed over $2.1 billion in flexible financing solutions to over 155 companies, enabling these companies to maximize their equity by leveraging these assets. Hercules’ strength comes from its deep understanding of credit and the industries it serves, allowing it to partner with venture capital and private equity companies for a less dilutive source of growth capital helping companies to bridge through their critical stages of growth. Hercules offers a full suite of growth capital products at all levels of the capital structure, ranging from $500,000 to $30 million, lines of credit to term loans. The company is headquartered in Palo Alto, California and has additional offices in Massachusetts and Colorado. Providing capital to publicly-traded or privately-held companies backed by leading venture capital and private equity firms involves a high degree of credit risk and may result in potential losses of capital. For more information, please visit www.htgc.com.

Companies interested in learning more about financing opportunities should contact info@HTGC.com, or call 650.289.3060.

Forward-Looking Statements:

The statements contained in this release that are not purely historical are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market, and other factors we identify from time to time in our filings with the Securities and Exchange Commission. Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
CONSOLIDATED STATEMENT OF ASSETS AND LIABILITIES
(Dollars in thousands, except per share data)

	December 31,	December 31,
	2010	2009
Assets
Investments:
Non-affiliate investments (cost of $446,541 and $357,880)	$428,569	$340,211
Affiliate investments (cost of $2,880and $2,880)	3,069	2,274
Control investments (cost of $32,080 and $23,823, respectively)	40,518	32,184
Total investments, at value (cost of $481,501 and $384,583 respectively)	472,156	374,669
Cash and cash equivalents	107,014	124,828
Interest receivable	4,520	3,757
Other assets	7,681	5,713
Total assets	591,371	508,967

Liabilities
Accounts payable and accrued liabilities	8,716	11,852
Long-term SBA Debentures	170,000	130,600
Total liabilities	178,716	142,452
Net assets	$412,655	$366,515

Net assets consist of:
Common stock, par value	$43	$35
Capital in excess of par value	478,879	409,036
Unrealized appreciation (depreciation) on investments	(8,622)	(10,028)
Accumulated realized gains (losses) on investments	(54,512)	(28,129)
Distributions in excess of investment income	(3,133)	(4,399)
Total net assets	$412,655	$366,515

Shares of common stock outstanding ($0.001 par value, 60,000 authorized)	43,444	35,634

Net asset value per share	$9.50	$10.29

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited)
(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009

Investment income:
Interest	$16,281	$13,755	$54,417	$62,200
Fees	1,233	2,911	5,764	12,077
Total Investment income	17,514	16,666	60,181	74,277

Operating expenses:
Interest	2,335	2,071	8,572	9,387
Loan fees	323	297	1,259	1,880
General and administrative	1,865	1,826	7,086	7,281
Employee Compensation:
Compensation and benefits	2,784	2,625	10,474	10,737
Stock-based compensation	750	470	2,709	1,888
Total employee compensation	3,534	3,095	13,183	12,625
Total operating expenses	8,057	7,289	30,100	31,173

Net investment income	9,458	9,377	30,081	43,104

Net realized gain (loss) on investments	(11,238)	(11,295)	(26,382)	(30,801)
Net increase in unrealized appreciation on investments	13,625	10,377	1,407	1,269
Net realized and unrealized gain	2,387	(918)	(24,975)	(29,532)
Net increase in net assets resulting from operations	$11,844	$8,459	$5,106	$13,572

Net investment income before investment gains and losses
per common share:
Basic	$0.24	$0.27	$0.82	$1.25

Diluted	$0.24	$0.26	$0.80	$1.23

Change in net assets per common share:
Basic	$0.30	$0.24	$0.12	$0.38

Diluted	$0.30	$0.23	$0.12	$0.37

Weighted average shares outstanding
Basic	38,910	35,094	36,156	34,486

Diluted	39,313	35,720	36,694	34,891

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
NON GAAP FINANCIAL MEASURES
(in thousands, except per share data)

Schedule 1
	Three Months Ended December 31,
	2010	2009
Reconcilation of Adjusted NII to Net Investment Income
Net investment income	$9,458	$9,377
Dividends paid on unvested restricted shares(1)	(158)	(166)
Net investment income, net of dividends paid on unvested shares	$9,300	$9,211

Net investment income before investment gains and losses
per common share:(2)
Basic	$0.24	$0.27

Adjusted Net investment income before investment gains and losses per common share:(3)
Basic	$0.24	$0.26

Weighted average shares outstanding
Basic	38,910	35,094

(1) Unvested restricted shares as of the dividend record date in the fourth quarter of 2010 and 2009 was approximately 791,000 and 493,000 respectively.

(2) Net investment income per share is calculated as the ratio of income and losses allocated to common shareholders divided by shares outstanding.

(3) Adjusted net income per share is calculated as Net investment income per share, adding dividends paid on unvested restricted shares to the amounts of income and losses allocated to common shareholders.

Adjusted net investment income per basic and diluted share,” Adjusted NII” consists of GAAP net investment income, excluding the impact of dividends paid on unvested restricted common stock divided by the weighted average basic and fully diluted share outstanding for the period under measurement. For reporting purposes, Hercules calculates net investment income per share and change in net assets per share on a basic and fully diluted basis by applying the two-class method, under GAAP. This GAAP method excludes unvested restricted shares and the pro rata earnings associated with the shares from per share calculations.

Hercules believes that providing Adjusted NII affords investors a view of results that may be more easily compared to other companies and enables investors to consider the Company’s results on both a GAAP and Adjusted basis. Adjusted NII should not be considered as an alternative to, as an independent indicator of the Company’s operating performance, or as a substitute for Net Investment Income per basic and diluted share (each computed in accordance with GAAP). Instead, Adjusted NII should be reviewed in connection with Hercules’ consolidated financial statements, to help analyze how the Company is performing. Investors should use Non-GAAP measures only in conjunction with its reported GAAP results.

Schedule 2
	Three Months Ended December 31,		Year Ended December 31,
Reconciliation of DNOI to Net investment income	2010	2009	2010	2009
Net investment income	$9,458	$9,377	$30,081	$43,104
Stock-based compensation	750	470	2,709	1,888
DNOI	$10,208	$9,847	$32,790	$44,992

DNOI per share-weighted average common shares
Basic	$0.26	$0.28	$0.91	$1.30

Weighted average shares outstanding
Basic	38,910	35,094	36,156	34,486

Distributable Net Operating Income, “DNOI” represents net investment income as determined in accordance with U.S. generally accepted accounting principles, or GAAP, adjusted for amortization of employee restricted stock awards and stock options. Hercules views DNOI and the related per share measures as useful and appropriate supplements to net operating income, net income, earnings per share and cash flows from operating activities. These measures serve as an additional measure of Hercules’ operating performance exclusive of employee restricted stock amortization, which represents expenses of the Company but does not require settlement in cash. DNOI does include paid-in-kind, or PIK, interest and back end fee income which are generally not payable in cash on a regular basis, but rather at investment maturity or when declared. DNOI should not be considered as an alternative to net operating income, net income, earnings per share and cash flows from operating activities (each computed in accordance with GAAP). Instead, DNOI should be reviewed in connection with net operating income, net income (loss), earnings (loss) per share and cash flows from operating activities in Hercules’ consolidated financial statements, to help analyze how Hercules’ business is performing.

CONTACT:
Hercules Technology Growth Capital, Inc.
Main, 650-289-3060 HT-HN
info@htgc.com
or
Sally Borg, 650-289-3066
sborg@htgc.com